EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated May 15, 2017, except for the retroactive effect of the 1-for-5.87 reverse stock split as described in Note 1, as to which the date is July     , 2017, in Amendment No. 1 to the Registration Statement (Form S-1) and related Prospectus of Sienna Biopharmaceuticals, Inc. dated July 17, 2017.

Ernst & Young LLP

Los Angeles, California

July     , 2017

The foregoing consent is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 1 to the financial statements

/s/ Ernst & Young LLP

Los Angeles, California

July 17, 2017